UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2015

DICERNA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36281	20-5993609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

87 Cambridgepark Drive

Cambridge, MA 02140

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (617) 621-8097

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

On December 15, 2015, Dicerna Pharmaceuticals, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K” and, together with this amendment, the “Form 8-K”) reporting that on December 15, 2015 (the “Separation Date”) James Dentzer departed from his position as Chief Financial Officer of the Company. This Form 8-K/A amends the Original Form 8-K to include disclosure of the terms of the Company’s Separation Agreement with Mr. Dentzer.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2015, the Company and Mr. Dentzer entered into a Separation Agreement (the “Separation Agreement”). The Separation Agreement provides, among other things, that Mr. Dentzer will receive a payment equivalent to 52 weeks of his base salary immediately prior to the Separation Date, that Mr. Dentzer will remain eligible for a pro-rated annual bonus for calendar year 2015 based on (i) his personal performance, as determined by the Chief Executive Officer of the Company in such Chief Executive Officer’s discretion, and (ii) the corporate bonus funding level, as determined by the Compensation Committee of the Board of Directors after the conclusion of the 2015 bonus year, and that Mr. Dentzer will receive payment for premiums under the Company’s group health insurance for up to 12 months and will remain eligible for the Company’s current group insurance benefits to the extent provided by federal or state laws and the Company’s current group health insurance policies. Mr. Dentzer has generally and completely released the Company and its affiliates of and from any and all claims, liabilities and obligations that arise out of or are related to events, acts, conduct or omissions occurring prior to the Separation Date. Mr. Dentzer has also agreed to a customary non-disparagement provision and has continuing obligations under the Company’s nondisclosure, non-competition and non-solicitation and inventions agreement.

The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2016	DICERNA PHARMACEUTICALS, INC.

	By:	/s/ Douglas M. Fambrough, III
Douglas M. Fambrough, III, Ph.D.
Chief Executive Officer